UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 25, 2010
Penson Worldwide, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32878 (Commission File Number)	75-2896356 (I.R.S. Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)
Registrant’s telephone number, including area code: 214-765-1100
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 25, 2010, Penson Worldwide, Inc. (“PWI”) and Penson Financial Services, Inc., a wholly owned and indirect subsidiary of PWI (“PFSI”), closed the purchase of certain assets pursuant to the terms of an asset purchase agreement, as filed with the Securities and Exchange Commission on March 5, 2010 (the “Asset Purchase Agreement”), with Broadridge Financial Solutions, Inc. (“Broadridge”) and its wholly owned subsidiary Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”).
Under the terms of the Asset Purchase Agreement, PWI paid approximately $35.2 million in total consideration (the “Consideration”) to Broadridge consisting of (a) a five-year subordinated note (the “Seller Note”) payable by PWI bearing interest at an annual rate equal to 6.0%, based on 90-day LIBOR plus 5.5%, in principal amount of approximately $20.6 million, and (b) 2,455,627 shares of PWI’s common stock. The Consideration will be subject to certain adjustments post-closing upon the occurrence of agreed upon events, and PWI currently anticipates paying Broadridge an additional amount of approximately $7 million in 2011 based primarily on certain recently signed Ridge correspondents that are not yet generating revenue and are included in the Asset Purchase Agreement. When finalized, such additional amount will be added to the balance of the Seller Note.
Concurrent with the closing of the transaction, the parties entered into a number of ancillary agreements, including a Stockholder’s and Registration Rights Agreement; an Amendment, Assignment and Assumption Agreement (the “Assignment Agreement”); and an Amendment Agreement (the “Amendment Agreement” and together with the Assignment Agreement, the “Amendment Agreements”) and agreed to the principal terms of a Joint Selling Agreement.
The Joint Selling Agreement to be entered into by Broadridge, Ridge, PWI and PFSI is anticipated to have a term concurrent with the term of the master services agreement entered into between PWI and Broadridge, as filed with the Securities and Exchange Commission on March 5, 2010 and as amended by the Amendment Agreements (the “Master Services Agreement”). Under the Joint Selling Agreement, the parties will engage in activities to offer, in the case of PFSI, Ridge’s self-clearing and securities processing solutions, and in the case of Ridge, PFSI and its affiliates’ correspondent clearing solutions, and will mutually agree to fee arrangements with respect to activities contemplated by the Joint Selling Agreement.
Pursuant to the Assignment Agreement, SAI Holdings, Inc. (“SAI”), PFSI’s parent corporation and wholly owned subsidiary of PWI, acquired the rights and liabilities under the Asset Purchase Agreement and transferred to PFSI the right to receive the correspondent clearing contracts assigned pursuant to the Asset Purchase Agreement at closing.
Pursuant to the Amendment Agreements, PWI, PFSI, SAI, Broadridge and Ridge, among others, agreed to a number of amendments to the terms of the Asset Purchase Agreement, the Master Services Agreement and certain related agreements and documents. Amendments include, among others, certain adjustments to the Consideration and amounts payable pursuant to the Master Services Agreement. Additionally, the term of the Master Services Agreement was extended by one year, the scope of services subject to the Master Services Agreement was revised, and PWI is now guaranteed 22% savings on the technology and services outsourced from Penson’s existing securities clearing operations in the U.S., Canada and the U.K. The parties also made specific provision for the treatment of certain contracts to take account of changed circumstances not contemplated in the original Asset Purchase Agreement. The Amendment Agreements also finalized the terms of certain documents to be delivered at closing and deferred the delivery of certain agreements pending further discussion among the parties.

The Stockholder’s and Registration Rights Agreement will restrict the transfer of the PWI Common Stock received as a portion of the consideration for a period of one year from the closing of the transaction. Thereafter, Broadridge will be entitled to one demand registration right and piggy back registration rights, subject to customary terms and conditions. In addition, following expiration of the one-year restricted period, Broadridge will be entitled to sell the PWI Common Stock as permitted under SEC Rule 144. In the event PWI redeems or repurchases any of its Common Stock, if necessary, it will repurchase the PWI Common Stock on a pro rata basis on the same terms and conditions so that Broadridge’s beneficial ownership of PWI Common Stock will not exceed 9.9% of PWI’s issued and outstanding Common Stock following any such repurchases or redemptions.
The Seller Note is subordinated to PWI bank debt and $200 million principal amount of PWI’s 12.50% Senior Second Lien Secured Notes due 2017, and is subject to customary subordination provisions. Therefore, among other things, in the event there is a payment default, or other event of default that would permit acceleration of PWI bank debt or the bonds, payment on the Seller Note will be blocked for up to 270 days in any twelve-month period.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The sale of PWI Common Stock under the Asset Purchase Agreement was made pursuant to an exemption from the registration requirements of the Securities Exchange Act of 1933, as amended (the “Act”) provided under Section 4(2) of the Act and rules and regulations promulgated thereunder.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 28, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLWIDE, INC.
Date: June 28, 2010	By:	/s/ Philip A. Pendergraft
		Name:	Philip A. Pendergraft
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release, dated June 28, 2010.

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